Exhibit 23.1




                   CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Duty Free International, Inc.

We consent to incorporation by reference in the Registration Statement (Form S-8, No. 33-31123) of Duty Free International, Inc. of our reports dated February 27, 1995 with respect to the consolidated financial statements of Duty Free International, Inc. and subsidiaries as of January 29, 1995 and January 31, 1994 and for each of the years in the three-year period ended January 29, 1995 and related financial statement schedule which reports appear or are incorporated by reference in the January 29, 1995 Annual Report on Form 10-K filed by Duty Free International, Inc.



                                   KPMG PEAT MARWICK LLP


Baltimore, Maryland
April 27, 1995